EXHIBIT 23.1

[LETTERHEAD OF CROWE CHIZEK AND COMPANY LLC]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-96923, No. 333-106975 and No. 333-118705) of Quantum Fuel Systems Technologies Worldwide, Inc. of our report dated November 19, 2004 on our audits of the consolidated financial statements and financial statement schedule of Starcraft Corporation and Subsidiaries as of October 3, 2004 and September 28, 2003 and for each of the three years in the period ended October 3, 2004, which report appears in this Current Report on Form 8-K/A of Quantum Fuel Systems Technologies Worldwide, Inc.

/s/ CROWE CHIZEK AND COMPANY LLC

Crowe Chizek and Company LLC

Elkhart, Indiana

March 21, 2005